Exhibit 5.1

Reed Smith LLP 599 Lexington Avenue New York, NY 10022-7650 +1 212 521 5400 Fax +1 212 521 5450 reedsmith.com

December 5, 2025

Tharimmune, Inc.

34 Shrewsbury Avenue, Suite 1C

Red Bank, NJ 07701

Re:	Tharimmune, Inc.

Registration Statement on Form S-3

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 under the Securities Act of 1933, filed on December 5, 2025 (the “Registration Statement”), by Tharimmune, Inc., a Delaware corporation (the “Company”) with the Securities and Exchange Commission (as filed and as it may be subsequently amended, the “Registration Statement”). The Registration Statement relates to the filing of a prospectus (the “Prospectus”) to register the Company’s Securities (as defined below) including: (i) the offer and resale by the selling stockholders identified therein, or their permitted transferees (the “Selling Stockholders”), of up to (i) 25,315,642 shares (the “PIPE Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”) issued to the investors of the PIPE Offerings (as defined below), (ii) 151,456,115 shares of Common Stock (the “Pre-Funded Warrant Shares”) underlying pre-funded warrants (the “Pre-Funded Warrants”) to purchase shares of Common Stock with an exercise price per share equal to $0.001 issued to the investors of the PIPE Offerings, and (iii) 162,601 shares of common stock (the “RSU Shares”) issuable upon vesting of restricted stock units (“RSUs”). The PIPE Shares, Pre-Funded Warrant Shares and RSU Shares are collectively referred to as the “Shares.”

The PIPE Shares and Pre-Funded Warrants were issued on November 6, 2025, pursuant to certain Subscription Agreements (collectively, the “Subscription Agreements”) dated November 3, 2025 in private placement offerings (the “PIPE Offerings”). In connection with the PIPE Offerings, the Company also issued the RSUs to Clear Street LLC, as its placement agent.

We have reviewed originals or copies of (a) the Registration Statement, (b) the Prospectus, (c) executed copies of the Subscription Agreements, (d) the certificate of incorporation and bylaws of the Company, as amended through the date hereof, (e) the pre-funded warrant (the “Warrants”), (e) the advisory restricted stock units (the “Advisory RSU”), and (f) certain resolutions of the board of directors of the Company or committees thereof. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable as a basis for the opinion set forth below.

In rendering the opinion set forth below, we have assumed, with your permission and without independent verification or investigation: (i) that all signatures on documents we have examined in connection herewith are genuine and that all items submitted to us as original are authentic and all items submitted to us as copies conform with originals; (ii) except for the documents stated herein, there are no documents or agreements between the Company and/or any third parties which would expand or otherwise modify the respective rights and obligations of the parties as set forth in the documents referred to herein or which would have an effect on the opinion; and (iii) that as to all factual matters, each of the representations and warranties contained in the documents referred to herein is true, accurate and complete in all material respects, and the opinion expressed herein is given in reliance thereon.

Reed Smith LLP 599 Lexington Avenue New York, NY 10022-7650 +1 212 521 5400 Fax +1 212 521 5450 reedsmith.com

This opinion letter is limited to the federal laws of the United States of America, the laws of the State of New York and the Delaware General Corporation Law. We express no opinion, and make no statement, as to the laws, rules, or regulations of any other jurisdiction or as to the municipal laws or the laws, rules, or regulations of any local agencies or governmental authorities of or within the State of Delaware and New York, or as to any matters arising thereunder or relating thereto. We do not find it necessary for the purposes of this opinion letter to cover, and accordingly we express no opinion as to, the application of the securities or blue-sky laws of the various states to sales of the Shares.

Based upon our examination mentioned above, and relying on the statements of fact contained in the documents that we have examined, we are of the following opinions:

1.	Tharimmune, Inc. is a corporation duly organized and validly existing under the laws of the State of Delaware.

2.	The PIPE Shares are validly issued, fully paid, and non-assessable.

3.	The Pre-Funded Warrant Shares were duly authorized, and if issued upon exercise of the Pre-Funded Warrants, against payment therefor in accordance with the terms of the Warrants, will be validly issued, fully paid, and non-assessable.

4.	The RSU Shares were duly authorized, and if issued upon vesting of the RSUs, will be validly issued, fully paid, and non-assessable.

The opinions set forth above are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; and (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy. We expressly disclaim any obligation to update our opinions herein, regardless of whether changes in the facts or laws upon which this opinion are based come to our attention after the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus forming part of the Registration Statement and any amendments thereto. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Reed Smith LLP

REED SMITH LLP